Exhibit 10.3

CUSTODIAL SERVICES ELECTION AGREEMENT

THIS CUSTODIAL SERVICES ELECTION AGREEMENT is made on September 23, 2020 (this “Agreement”) by and between SLR HC BDC LLC, a company organized under the laws of Delaware (the “Client”) and Citibank, N.A., acting as custodian through its New York offices (the “Custodian”).

RECITALS

WHEREAS, reference is hereby made to that certain Global Custodial Services Agreement, dated as of July 26, 2013 and amended on July 29, 2013 (as it may be amended, restated, supplemented or otherwise modified from time to time) (the “Custody Agreement”) by and between the Custodian and each of Solar Capital Ltd. and Solar Senior Capital Ltd. (the “Original Clients”), together with any other entity who may become a party thereto from time to time pursuant to a separate Joinder Agreement or Custodial Services Election Agreement (each, a “Separate Client”); and

WHEREAS, the Client wishes to obtain custodial services from the Custodian under precisely the same terms and conditions as agreed to between the Original Clients and the Custodian under the Custody Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows

1.

The Client confirms that it has received a copy of the Custody Agreement and by execution of this Agreement the Client ratifies as of the date hereof, and agrees to be bound by, all of the terms, conditions and provisions contained in the Custody Agreement applicable to it to the same effect as if it was an original party thereto, and such provisions are incorporated herein in their entirety by this reference.

2.

The Custodian agrees to provide custodial services to the Client under and agrees, as of the date hereof, to be bound by the terms, conditions and provisions of the Custody Agreement, subject to any variations set forth herein, as if signed directly between the Custodian and the Client.

3.	Section 7 of the Custody Agreement is replaced with the following:

“7. TAX STATUS/WITHHOLDING TAXES

(A)

Information. The Client shall provide the Custodian with information and proof (copies or originals) as to the Client’s tax status and/or the underlying beneficial owner’s tax status or residence or other information as the Custodian reasonably requests in order for the Custodian or any agent of the Custodian to achieve compliance with the requirements of governmental or regulatory authorities. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfill the requirements of the applicable tax authorities. The Client shall notify the Custodian in writing within thirty (30) days, or any lesser period as stipulated under any applicable law or regulation, of the occurrence of any change in circumstances that causes any information or representation previously provided to the Custodian on a tax form or tax certification to be incorrect, e.g., a change in the Client’s country of residence or its legal entity classification, of if it ceases to be or becomes a financial institution. Law, regulation and authority, as used in this paragraph, may be domestic or foreign. The Client further agrees to provide to the Custodian a new tax form or tax certification (and any necessary supporting documentation) that contains the correct information or representations.

(B)

Payment. The Client agrees that Taxes are the responsibility of the Client and shall be paid by the Client. The Client agrees that the Custodian will deduct or withhold for or on account of Taxes from any payment to the

Client if required by any applicable law including, but not limited to, (i) statute or regulation, (ii) a requirement of a legal, governmental or regulatory authority, or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign). The Client agrees that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian shall timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client agrees that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes. The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority. If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

(C)

Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided, the Client provides to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. However, in no event will the Custodian be responsible or liable for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.”

4.	New sections 9(B)(iv) and (v) are added to the Custody Agreement as follows:

“(vi)

it will not use funds or any service or product contemplated by this Agreement, including a Custody Account or the Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citigroup Organisation of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and

(vii)

neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organized or resident in a country or territory that is the subject of such sanctions.”

5.	Sections 10(C)(iv) and (v) of the Custody Agreement are replaced with the following:

“(iv)

Performance Subject to Laws. The Client agrees that the Custodian’s performance of this Agreement, including acting on any Instruction, is subject to, and shall be performed only in accordance with, the laws (including, without limitation, governmental and regulatory actions, orders, decrees, regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or a member of the Citigroup Organisation as a result of the jurisdiction in which it or its parent is organized or located or where the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, participant requirements, operating procedures and practices of any relevant Clearance System, stock exchange, or market. Nothing in this Agreement will oblige the Custodian to take any action that will be in breach of or be in conflict with any legal limitation as provided herein.

(v)

Prevention of Performance. The Client agrees that the Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of Cash in the applicable currency credited to the Client) if such performance by the Custodian or any subcustodian or administrative support provider of the Custodian is prevented, hindered or delayed by a Force Majeure Event. “Force Majeure Event” means any event attributable to a cause beyond the reasonable control of the Custodian or its subcustodian or administrative support provider such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of any Clearance System, sabotage, fire, flood, explosion, acts of God, sanctions, governmental requirements as provided in this Agreement, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government or similar institutions, as well as any other matter specified as a country risk in this Agreement. On the occurrence of any Force Majeure Event, the obligations of the Custodian are suspended for so long as the Force Majeure Event continues (and, in the case of the Custodian, neither it nor any member of the Citigroup Organisation shall become liable). The Client agrees that neither the Custodian nor any member of the Citigroup Organisation is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimize the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each subcustodian or administrative support provider maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards to be expected of an internationally regulated financial institution.”

6.	New Section 12(C) is added to the Custody Agreement as follows:

“(C) Mutual Exclusion of Consequential Loss and Damages. Each Party shall be liable to the other party only for direct damages for any liability arising under this Agreement. Under no circumstances will a Party to this Agreement be liable to any other Party for special or punitive damages, or consequential, incidental or indirect loss or damage, or any loss of profits, goodwill, business opportunity, business, revenue or anticipated savings, in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable, or any Party was advised of the possibility of such loss or damage or that such loss was in the contemplation of any other Party.

7.	Section 17 of the Custody Agreement is replaced with the following:

17. INFORMATION AND DATA PROTECTION

Responsibilities of each party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions specified in that Annex to this Agreement attached hereto, and the parties agree to the terms specified in that Annex

8.	Section 21(E) of the Custody Agreement is replaced with the following:

“(E)

Further Information. The Client agrees to provide to the Custodian and execute further documents and other information as reasonably requested by the Custodian in relation to its performance of services under this Agreement and its duties and obligations under this Agreement in order to assist the Custodian with the requirements of a court, regulator or other legal authority in regard to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in regard to any Cash Account opened with any subcustodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such Cash Account on behalf of the Client for the purpose of this Agreement.”

9.

For the sake of clarity, the Client and the Custodian each hereby makes the representations and warranties required by such party contained in Section 9 of the Custody Agreement (and as modified herein) as of the date of this Agreement and as if such representations and warranties were applicable to it.

10.

The U.S. Special Resolution Regime Recognition Annex attached hereto as Annex B is hereby added and incorporated into the Custodial Services Agreement and the Client hereby agrees to be bound by the terms set forth therein.

11.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the jurisdiction in which the Custodian is located and performs its services or obligations under the terms of the Custody Agreement. The courts of the jurisdiction in which the Custodian is located and performs its obligations under the Custody Agreement (including any appropriate sub-jurisdiction) shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably commit to the jurisdiction of such courts.

12.

This Agreement and the Custody Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and of the Custody Agreement.

13.

In the event the Custody Agreement is terminated between the Custodian and an Original Client or any Separate Client, the Custody Agreement as in effect between the Custodian and the Client shall continue in full force and effect unless and until either party hereto terminates such agreement in accordance with the terms therein. As between the Custodian and each Original Client or any Separate Client, nothing in this Agreement shall alter or affect the Custody Agreement between the Custodian and the Original Client or any Separate Client.

14.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

CITIBANK, N.A.		SLR HC BDC LLC

By:	/s/ Marc Fryburg	By:	/s/ Richard L. Peteka
Name:	Marc Fryburg	Name:	Richard L. Peteka
Title:	Vice President	Title:	CFO

Exhibits, Schedules or Annexes:

•	Confidentiality and Data Privacy Conditions Annex

•	U.S. Special Resolution Regime Recognition Annex

ANNEX B

ANNEX TO THE CUSTODIAL SERVICE AGREEMENT

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1) Recognition of U.S. Regimes. In the event that the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Custodian or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Custodian are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2)    Effective Date. The provisions of this Annex will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3)    Definitions. For the purposes of this Annex, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Client is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Client is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of Custodian.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Custodian or Client thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8. All references herein to the QFC Stay Rules shall be construed, with respect to Custodian to mean the particular QFC Stay Rule(s) applicable to it.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

End of Annex